Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Third Quarter 2016 Financial Results;
Declares Quarterly Dividend
Indiana, PA, October 26, 2016 - First Commonwealth Financial Corporation (NYSE: FCF) today announced financial results for the third quarter of 2016.
Third Quarter 2016 Highlights
Franchise Growth

•	First Commonwealth announced the acquisition of DCB Financial Corp. with nine full-service branches, $397 million in loans and $467 million in deposits in the Greater Columbus, Ohio region; and

•	First Commonwealth announced and received all regulatory approvals necessary to complete the acquisition of 13 FirstMerit branches in Canton and Ashtabula, Ohio.
Profitability

•	Return on average assets improved to 1.02% and is at the highest level since the third quarter of 2013;

•	The net interest margin improved two basis points to 3.29%; and

•	The efficiency ratio was 57.3% (or 56.7% on a core basis), driven by higher revenue and well controlled operational expenses.
Net Income

•	Third quarter net income was $17.2 million, or $0.19 diluted earnings per share and is at the highest level since the third quarter of 2006. Net income was impacted by the following items:

◦	Net interest income of $50.6 million increased by $0.5 million compared to the prior quarter, primarily as a result of strong commercial loan growth;

◦
Noninterest income of $17.0 million, excluding net securities gains, increased by $1.5 million compared to the prior quarter, driven by mortgage gain on sale income and a positive derivative mark-to-market of commercial loan interest rate swaps;

◦	Noninterest expense of $38.7 million increased $1.3 million from the previous quarter due to an increase in the reserve for unfunded loan commitments and higher benefits costs; and

◦
Provision for credit losses totaled $3.4 million, a decrease of $7.0 million from the previous quarter, primarily due to a $7.5 million specific reserve set aside against an energy-related credit in the second quarter of 2016.

“Our third quarter performance builds on the growing momentum of our core operating performance this year,” stated T. Michael Price, President and Chief Executive Officer. “We are certainly encouraged by the achievement of an ROA of over 1.00% this quarter, but we remain focused on delivering on our long-term financial commitments, which include improving credit costs and controlling expenses. And in the near-term, it will be all hands on deck as we work to complete two previously announced acquisitions in our expanding Ohio market.”
Financial Summary

(dollars in thousands,	For the Three Months Ended			For the Nine Months Ended
except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Net income	$17,196	$12,007	$12,414	$41,676	$40,082
Diluted earnings per share	$0.19	$0.14	$0.14	$0.47	$0.45
Return on average assets	1.02%	0.72%	0.78%	0.83%	0.84%
Return on average equity	9.14%	6.53%	6.86%	7.53%	7.48%
Return on average tangible common equity (1)	11.74%	8.41%	8.87%	9.70%	9.68%
Efficiency ratio (1)	57.27%	57.06%	63.83%	58.12%	63.99%
Core efficiency ratio (1)	56.65%	56.88%	61.65%	57.67%	62.57%
Net interest margin (FTE)	3.29%	3.27%	3.25%	3.28%	3.29%
(1) See Supplemental Information - Definitions and reconciliation of non-GAAP financial measures

Financial Results Summary
For the three months ended September 30, 2016, net income was $17.2 million, or $0.19 diluted earnings per share, compared to net income of $12.0 million, or $0.14 diluted earnings per share, in the second quarter of 2016 and net income of $12.4 million, or $0.14 diluted earnings per share, in the third quarter of 2015. The increase in net income compared to the second quarter of 2016 was driven by a $7.0 million decrease in the provision for credit losses, a $1.5 million increase in noninterest income, and a $0.5 million increase in net interest income from the second quarter of 2016, offset by an increase of $1.3 million in noninterest expense. The increase in net income compared to the third quarter of 2015 was primarily driven by an increase of $3.0 million in net interest income, a $1.2 million decrease in the provision for credit losses, an increase in noninterest income of $1.5 million and a decrease of $1.6 million in noninterest expense.

For the nine months ended September 30, 2016, net income was $41.7 million, or $0.47 diluted earnings per share, compared to net income of $40.1 million, or $0.45 diluted earnings per share, for the comparable period in 2015. The increase in net income compared to 2015 was primarily the result of an increase of $7.6 million in net interest income and a decrease in noninterest expense of $6.5 million, offset by an $11.5 million increase in the provision for credit losses.

For the nine months ended September 30, 2016, return on average assets and return on average equity were 0.83% and 7.53%, respectively, as compared to 0.84% and 7.48% in the first nine months of 2015. Return on average tangible common equity was 9.70% for the first nine months of 2016 and 9.68% for the first nine months of 2015.

Net Interest Income and Net Interest Margin
Third quarter 2016 net interest income, on a fully taxable-equivalent basis, increased by $0.5 million to $50.6 million compared to the second quarter of 2016. The increase from the prior quarter was primarily the result of favorable replacement rates on commercial and consumer loan yields. The yield on interest-earning assets increased by two basis points and funding costs remained relatively stable during the quarter.
As compared to the third quarter of 2015, net interest income, on a fully taxable-equivalent basis, increased by $3.0 million, driven largely by a $324.3 million, or 5.6%, increase in average interest-earning assets. The net interest margin of 3.29% in the third quarter of 2016 was four basis points higher than in the third quarter of 2015. The increase came despite a seven basis point increase in funding costs that was offset by an eight basis point increase in the yield on interest-earning assets between the periods, and benefited from an increase of $88.7 million in average noninterest-bearing deposits.
For the nine months ended September 30, 2016, net interest income, on a fully taxable-equivalent basis, increased $7.6 million to $150.4 million as compared to the same period of 2015. The increase in net interest income was a result of a $310.2 million increase in the volume of average interest-earning assets and a four basis point increase in the yield on interest-earning assets, offset by a six basis point increase in funding costs.
Total deposits grew by $64.5 million in the third quarter of 2016, or 5.9% annualized. Average deposits increased by $15.9 million in the third quarter of 2016 from the prior quarter. Average deposits increased $163.8 million from the year-ago quarter, which includes the addition of $89.9 million in deposits acquired as part of the First Community acquisition. The year-over-year comparison is driven by decreases of $11.5 million in time deposits and $61.5 million in brokered deposits, offset by $148.0 million of core deposit growth in savings deposits and $88.7 million of core deposit growth in noninterest-bearing deposits.
Average short-term borrowings decreased $55.7 million from the prior quarter as securities maturities were not replaced due to unfavorable replacement yields, but increased $159.0 million over the year-ago period, partly due to the aforementioned runoff in time and brokered deposits compared to the prior year period. Average noninterest-bearing demand deposits increased $16.3 million as compared to the prior quarter and increased $88.7 million from the year-ago quarter, due in part to the addition of $11.6 million related to the First Community acquisition.
Noninterest-bearing demand deposits currently comprise 27.8% of total deposits. Average interest-bearing demand and savings deposits decreased $8.4 million from the prior quarter and increased $148.0 million from the year-ago period, which includes the addition of $36.1 million related to the First Community acquisition.
Credit Quality
The provision for credit losses totaled $3.4 million for the quarter ended September 30, 2016, a decrease of $7.0 million as compared to the prior quarter and a decrease of $1.2 million from the same quarter last year. The decrease from the prior quarter is primarily attributable to a $7.5 million reserve which was established for a credit related to the manufacturing of safety products for the mining industry in the second quarter of 2016.
At September 30, 2016, nonperforming loans were $54.8 million, a decrease of $9.6 million from June 30, 2016 and an increase of $14.0 million from September 30, 2015. The decrease from the second quarter of 2016 was related to the charge-off of the aforementioned energy credit that was placed into nonperforming status in the second quarter of 2016. Nonperforming loans as a percentage of total loans were 1.13%, 1.33% and 0.89% for the periods ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively.
During the third quarter of 2016, net charge-offs were $8.5 million, compared to $5.8 million in the prior quarter and $1.4 million in the third quarter of 2015. Of the $8.5 million in net charge-offs in the third quarter, $6.5 million represented charge-offs related to the aforementioned energy credit that was placed into nonaccrual in the second quarter of 2016.
The allowance for credit losses was $54.7 million at September 30, 2016, and as a percentage of total loans outstanding was 1.13%, 1.24% and 1.06% for September 30, 2016, June 30, 2016 and September 30, 2015, respectively. General reserves as a percentage of non-impaired loans were 0.97%, 0.93% and 0.97% for September 30, 2016, June 30, 2016 and September 30, 2015, respectively.
Other real estate owned (OREO) acquired through foreclosure was $7.7 million at September 30, 2016 and $8.6 million at June 30, 2016 and $10.5 million at September 30, 2015. There were no significant additions to OREO in the third quarter of 2016.
Noninterest Income
Noninterest income, excluding net securities gains, increased $1.5 million in the third quarter of 2016 as compared to the prior quarter and $1.5 million compared to the same quarter last year. The increase from the prior quarter is primarily the result of a $1.0 million positive variance from the prior quarter in the adjustment for the derivative mark-to-market of commercial loan interest rate swaps, an increase of $0.3 million from the gain on sale of mortgage loans and an increase of $0.2 million in trust income.
The increase in noninterest income from the prior-year period of $1.5 million is primarily related to a positive variance of $1.3 million in the adjustment for the derivative mark-to-market of commercial loan interest rate swaps, as well as a $0.6 million increase in swap income, a $0.4 million increase in gain on sale of mortgage loans, offset by $0.4 million lower gains on sale of other assets.
For the nine months ended September 30, 2016, noninterest income, excluding net securities gains, remained relatively flat at $46.3 million as compared to the same period of 2015. Changes in the composition of noninterest income included increases of $1.0 million in gain on sale of mortgage loans, $1.3 million in swap fee income and $0.3 million in card-related interchange income, offset by a $0.7 million negative variance from prior year in the adjustment for the derivative mark-to-market of commercial loan interest rate swaps, a decrease of $0.4 million in trust income, a decrease of $0.5 million in insurance and retail brokerage commissions and $0.4 million in lower gains on sale of other assets.

Noninterest Expense
Noninterest expense increased $1.3 million to $38.7 million in the third quarter of 2016 as compared to the prior quarter and decreased $1.6 million as compared to the third quarter of 2015. Salaries and benefits increased $0.8 million as compared to the prior quarter primarily due to continued realignment of the staffing levels of our consumer banking businesses and from higher hospitalization costs. Also impacting noninterest expense as compared to the prior quarter was an increase in the reserve for unfunded loan commitments of $1.0 million (which is included in other operating expenses) and an increase of $0.3 million in other professional fees, offset by $0.3 million of lower operational losses.
Noninterest expense decreased $1.6 million in the third quarter of 2016 as compared to the third quarter of 2015, primarily attributable to decreases in salaries and benefits of $1.8 million as compared to the prior year due to the aforementioned realignment of our consumer banking businesses, lower benefits costs and a decline of $0.8 million in Pennsylvania shares tax expense due to a disputed assessment that was settled during the third quarter of 2015. These items were offset by an increase of $0.5 million in the reserve for unfunded loan commitments (which is included in other operating expenses) and $0.3 million increase in data processing costs.
For the nine months ending September 30, 2016, noninterest expense decreased $6.5 million, or 5.4%, as compared to the same period of 2015, driven by a decline in salaries and benefits of $4.1 million due to the previously mentioned realignment of our consumer businesses and lower benefits costs, a $0.9 million decrease in Pennsylvania shares tax expense, $0.4 million of decreased collection and repossession expenses, $0.5 million of lower operational losses, a $1.4 million decrease in loss on sale or write-down of assets and lower provision expense of $1.2 million associated with the reserve for unfunded loan commitments (which is included in other operating expenses). These decreases were offset by an increase of $0.9 million in data processing expense due to the issuance of chip debit cards during the first nine months of 2016.
Full time equivalent staff increased slightly to 1,179 at September 30, 2016 from 1,168 at June 30, 2016 and declined from 1,263 at September 30, 2015, respectively. The slight increase from June 30, 2016 is the result of the continued realignment of our consumer banking businesses. The decrease from September 30, 2015 is primarily attributable to staff reductions due to the realignment of our consumer banking businesses, offset by the recent expansion of our mortgage and commercial banking businesses in our Ohio market.
The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (which consists of net interest income on a fully taxable equivalent basis plus total noninterest income, excluding net securities gains), was 57.27% and 58.12% for the three and nine months ended September 30, 2016 as compared to 63.83% and 63.99% for the three and nine months ended September 30, 2015. The core efficiency ratio, which excludes securities gains and losses, amortization of intangible assets and other nonrecurring items, was 56.65% and 57.67% for the three and nine months ended September 30, 2016 as compared to 61.65% and 62.57% for the three and nine months ended September 30, 2015. The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts, including a reconciliation of the core efficiency ratio.
Dividends and Capital
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.07 per share, which is payable on November 18, 2016 to shareholders of record as of November 7, 2016. This dividend represents a 2.8% projected annual yield utilizing the October 25, 2016 closing market price of $9.98.
On January 27, 2016, First Commonwealth’s Board of Directors authorized an additional $25.0 million common stock repurchase program, under which the corporation repurchased 45,612 shares at an average price of $8.44 per share during 2016, totaling $0.4 million. This repurchase program was suspended in July as a result of the pending acquisition of 13 branches in Ohio. Management believes that the acquisition of these branches and of DCB Financial Corp. represents a better use of capital for shareholders in the near-term.
First Commonwealth’s capital ratios for Total, Tier I, Leverage and Common Equity Tier I at September 30, 2016 were 12.6%, 11.6%, 10.0% and 10.3%, respectively. Our current capital levels exceed the fully-phased in Basel III capital requirements issued by the U.S. bank regulators.
Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the third quarter 2016 on Wednesday, October 26, 2016 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-844-792-3645 or through the company’s web page, http://www.fcbanking.com/InvestorRelations. A replay of the call will be available approximately one hour following the conclusion of the conference by dialing 1-877-344-7529 and entering the access code #10093909. A link to the webcast replay will also be accessible on the company’s web page for 30 days.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with $6.7 billion in total assets and 109 banking offices in 17 counties throughout western and central Pennsylvania and central Ohio, as well as a Corporate Banking Center in northeast Ohio and mortgage offices in Stow and Dublin, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national and international economic conditions and the impact they may have on First Commonwealth and its customers; (2) volatility and disruption in national and international financial markets; (3) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; (4) inflation, interest rate, commodity price, securities market and monetary fluctuations; (5) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which First Commonwealth must comply; (6) the soundness of other financial institutions; (7) political instability; (8) impairment of First Commonwealth’s goodwill or other intangible assets; (9) acts of God or of war or terrorism; (10) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (11) changes in consumer spending, borrowings and savings habits; (12) changes in the financial performance and/or condition of First Commonwealth’s borrowers; (13) technological changes; (14) acquisitions and integration of acquired businesses; (15) First Commonwealth’s ability to attract and retain qualified employees; (16) changes in the competitive environment in First Commonwealth’s markets and among banking organizations and other financial service providers; (17) the ability to increase market share and control expenses; (18) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (19) the reliability of First Commonwealth’s vendors, internal control systems or information systems; (20) the costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals; and (21) other risks and uncertainties described in the reports that First Commonwealth files with the Securities and Exchange Commission, including its most recent Annual Report on Form 10‐K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Media Relations:
Amy Jeffords
Assistant Vice President / Communications and Community Relations
Phone: 724-463-6806
E-mail: AJeffords@fcbanking.com

Investor Relations:
Ryan M. Thomas
Vice President / Finance and Investor Relations
724-463-1690
RThomas1@fcbanking.com
###

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE) (1)	$50,569	$50,034	$47,568	$150,352	$142,763
Provision for credit losses	3,408	10,372	4,621	20,306	8,818
Noninterest income	16,994	15,558	15,505	46,267	46,043
Noninterest expense	38,696	37,410	40,257	114,250	120,745
Net income	17,196	12,007	12,414	41,676	40,082

Earnings per common share (diluted)	$0.19	$0.14	$0.14	$0.47	$0.45

KEY FINANCIAL RATIOS

Return on average assets	1.02%	0.72%	0.78%	0.83%	0.84%
Return on average shareholders' equity	9.14%	6.53%	6.86%	7.53%	7.48%
Return on average tangible common equity (8)	11.74%	8.41%	8.87%	9.70%	9.68%
Efficiency ratio (2)	57.27%	57.06%	63.83%	58.12%	63.99%
Core efficiency ratio (3)	56.65%	56.88%	61.65%	57.67%	62.57%
Net interest margin (FTE) (1)	3.29%	3.27%	3.25%	3.28%	3.29%

Book value per common share	$8.45	$8.34	$8.12
Tangible book value per common share (7)	6.59	6.48	6.30
Market value per common share	10.09	9.20	9.09
Cash dividends declared per common share	0.07	0.07	0.07	$0.21	$0.21

ASSET QUALITY RATIOS
Nonperforming loans as a percent of end-of-period loans (4)	1.13%	1.33%	0.89%
Nonperforming assets as a percent of total assets (4)	0.94%	1.09%	0.81%
Net charge-offs as a percent of average loans (annualized)	0.70%	0.48%	0.13%
Allowance for credit losses as a percent of nonperforming loans (5)	99.83%	92.88%	118.84%
Allowance for credit losses as a percent of end-of-period loans (5)	1.13%	1.24%	1.06%

CAPITAL RATIOS
Shareholders' equity as a percent of total assets	11.3%	11.0%	11.3%
Tangible common equity as a percent of tangible assets (6)	9.0%	8.8%	9.0%
Leverage Ratio	10.0%	9.8%	10.1%
Risk Based Capital - Tier I	11.6%	11.1%	11.5%
Risk Based Capital - Total	12.6%	12.2%	12.5%
Common Equity - Tier I	10.3%	9.9%	10.2%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
INCOME STATEMENT
Interest income	$54,479	$53,850	$50,501	$161,682	$151,736
Interest expense	4,861	4,759	3,816	14,166	11,509
Net Interest Income	49,618	49,091	46,685	147,516	140,227
Taxable equivalent adjustment (1)	951	943	883	2,836	2,536
Net Interest Income (FTE)	50,569	50,034	47,568	150,352	142,763
Provision for credit losses	3,408	10,372	4,621	20,306	8,818
Net Interest Income after Provision for Credit Losses (FTE)	47,161	39,662	42,947	130,046	133,945

Net securities (losses) gains	—	28	—	28	125
Trust income	1,523	1,320	1,614	4,098	4,511
Service charges on deposit accounts	3,975	3,845	4,081	11,528	11,271
Insurance and retail brokerage commissions	2,104	1,985	2,163	6,048	6,536
Income from bank owned life insurance	1,350	1,311	1,357	3,957	4,089
Gain on sale of mortgage loans	1,235	932	832	2,850	1,856
Gain on sale of other loans and assets	387	466	808	1,048	1,428
Card-related interchange income	3,698	3,784	3,637	11,039	10,784
Derivative mark-to-market	470	(531)	(783)	(1,075)	(420)
Swap fee income	725	800	84	1,985	727
Other income	1,527	1,618	1,712	4,761	5,136
Total Noninterest Income	16,994	15,558	15,505	46,267	46,043

Salaries and employee benefits	20,647	19,888	22,446	62,212	66,339
Net occupancy	3,176	3,186	3,291	9,843	10,518
Furniture and equipment	2,847	2,882	2,670	8,596	7,980
Data processing	1,832	1,788	1,558	5,379	4,505
Pennsylvania shares tax	914	1,092	1,713	2,764	3,617
Advertising and promotion	750	664	789	1,940	1,946
Intangible amortization	67	114	157	318	469
Collection and repossession	760	474	801	1,803	2,229
Other professional fees and services	1,202	873	1,002	2,866	2,877
FDIC insurance	1,105	1,062	963	3,205	3,047
Litigation and operational losses	295	635	314	1,174	1,637
Loss on sale or write-down of assets	188	345	140	629	2,037
Merger and acquisition related	118	240	28	358	28
Other operating expenses	4,795	4,167	4,385	13,163	13,516
Total Noninterest Expense	38,696	37,410	40,257	114,250	120,745

Income before Income Taxes	25,459	17,810	18,195	62,063	59,243
Taxable equivalent adjustment (1)	951	943	883	2,836	2,536
Income tax provision	7,312	4,860	4,898	17,551	16,625
Net Income	$17,196	$12,007	$12,414	$41,676	$40,082

Shares Outstanding at End of Period	88,992,007	88,949,995	88,961,268	88,992,007	88,961,268
Average Shares Outstanding Assuming Dilution	88,858,204	88,838,614	88,813,746	88,843,939	89,531,498

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	September 30,	June 30,	September 30,
	2016	2016	2015
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$76,456	$68,163	$69,235
Interest-bearing bank deposits	5,097	30,457	3,529
Securities available for sale, at fair value	867,725	913,420	1,104,709
Securities held to maturity, at amortized cost	389,513	405,976	154,035
Loans held for sale	7,855	11,613	4,986

Loans	4,860,652	4,843,776	4,575,735
Allowance for credit losses	(54,734)	(59,821)	(48,518)
Net loans	4,805,918	4,783,955	4,527,217

Goodwill and other intangibles	165,349	165,481	162,625
Other assets	348,570	370,756	358,413
Total Assets	$6,666,483	$6,749,821	$6,384,749

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$1,241,627	$1,136,629	$1,077,234

Interest-bearing demand deposits	87,507	88,777	70,662
Savings deposits	2,552,754	2,582,709	2,427,326
Time deposits	577,092	586,405	586,268
Total interest-bearing deposits	3,217,353	3,257,891	3,084,256

Total deposits	4,458,980	4,394,520	4,161,490

Short-term borrowings	1,330,327	1,464,687	1,329,794
Long-term borrowings	81,059	81,201	111,219
Total borrowings	1,411,386	1,545,888	1,441,013

Other liabilities	44,330	67,627	59,478
Shareholders' equity	751,787	741,786	722,768
Total Liabilities and Shareholders' Equity	$6,666,483	$6,749,821	$6,384,749

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended						For the Nine Months Ended
	September 30,	Yield/	June 30,	Yield/	September 30,	Yield/	September 30,	Yield/	September 30,	Yield/
	2016	Rate	2016	Rate	2015	Rate	2016	Rate	2015	Rate
NET INTEREST MARGIN

Assets
Loans (FTE)(1)(4)	$4,839,206	3.90%	$4,833,360	3.86%	$4,550,882	3.82%	$4,806,061	3.88%	$4,509,628	3.87%
Securities and interest bearing bank deposits (FTE) (1)	1,284,493	2.49%	1,321,018	2.54%	1,248,495	2.40%	1,312,146	2.53%	1,298,397	2.45%
Total Interest-Earning Assets (FTE) (1)	6,123,699	3.60%	6,154,378	3.58%	5,799,377	3.52%	6,118,207	3.59%	5,808,025	3.55%
Noninterest-earning assets	555,977		552,754		543,632		549,969		546,103
Total Assets	$6,679,676		$6,707,132		$6,343,009		$6,668,176		$6,354,128

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,652,562	0.18%	$2,660,934	0.16%	$2,504,516	0.11%	$2,622,574	0.15%	$2,510,814	0.11%
Time deposits	586,470	0.65%	578,518	0.62%	659,445	0.63%	586,638	0.63%	714,005	0.70%
Short-term borrowings	1,391,766	0.57%	1,447,452	0.58%	1,232,795	0.41%	1,447,207	0.58%	1,193,122	0.38%
Long-term borrowings	81,128	3.67%	81,268	3.62%	111,285	2.78%	81,268	3.62%	126,896	2.50%
Total Interest-Bearing Liabilities	4,711,926	0.41%	4,768,172	0.40%	4,508,041	0.34%	4,737,687	0.40%	4,544,837	0.34%
Noninterest-bearing deposits	1,153,945		1,137,626		1,065,204		1,129,511		1,038,016
Other liabilities	65,727		61,821		51,586		61,631		55,075
Shareholders' equity	748,078		739,513		718,178		739,347		716,200
Total Noninterest-Bearing Funding Sources	1,967,750		1,938,960		1,834,968		1,930,489		1,809,291
Total Liabilities and Shareholders' Equity	$6,679,676		$6,707,132		$6,343,009		$6,668,176		$6,354,128

Net Interest Margin (FTE) (annualized)(1)		3.29%		3.27%		3.25%		3.28%		3.29%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)
	September 30,	June 30,	September 30,
	2016	2016	2015
Loan Portfolio Detail
Commercial Loan Portfolio:
Commercial, financial, agricultural and other	$1,207,447	$1,185,062	$1,126,881
Commercial real estate	1,683,015	1,648,222	1,435,954
Real estate construction	229,375	242,132	179,710
Total Commercial	3,119,837	3,075,416	2,742,545

Consumer Loan Portfolio:
Closed-end mortgages	719,049	732,394	737,916
Home equity lines of credit	466,710	466,611	466,304
Total Real Estate - Consumer	1,185,759	1,199,005	1,204,220

Auto loans	467,222	481,887	540,915
Direct installment	24,578	25,160	26,234
Personal lines of credit	50,086	48,358	45,527
Student loans	13,170	13,950	16,294
Total Other Consumer	555,056	569,355	628,970
Total Consumer Portfolio	1,740,815	1,768,360	1,833,190
Total Portfolio Loans	4,860,652	4,843,776	4,575,735
Loans held for sale	7,855	11,613	4,986
Total Loans	$4,868,507	$4,855,389	$4,580,721

	September 30,	June 30,	September 30,
	2016	2016	2015
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$27,817	$38,404	$20,220
Troubled debt restructured loans held for sale on nonaccrual basis	—	—	—
Troubled debt restructured loans on nonaccrual basis	12,723	9,672	8,583
Troubled debt restructured loans on accrual basis	14,286	16,332	12,024
Total Nonperforming Loans	$54,826	$64,408	$40,827
Other real estate owned ("OREO")	7,686	8,604	10,542
Repossessions ("Repos")	310	291	357
Total Nonperforming Assets	$62,822	$73,303	$51,726
Loans past due in excess of 90 days and still accruing	2,343	1,384	2,054
Classified loans	97,259	101,998	81,723
Criticized loans	137,264	128,280	136,919

Nonperforming assets as a percentage of total loans, plus OREO and Repos	1.29%	1.51%	1.13%
Allowance for credit losses	$54,734	$59,821	$48,518

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$7,100	$4,689	$75	$13,047	$7,657
Real estate construction	—	(4)	—	(227)	(84)
Commercial real estate	(10)	116	528	(385)	1,063
Residential real estate	227	78	123	569	934
Loans to individuals	1,178	894	721	3,380	2,781
Net Charge-offs	$8,495	$5,773	$1,447	$16,384	$12,351

Net charge-offs as a percentage of average loans outstanding (annualized)	0.70%	0.48%	0.13%	0.46%	0.37%
Provision for credit losses as a percentage of net charge-offs	40.12%	179.66%	319.35%	123.94%	71.40%
Provision for credit losses	$3,408	$10,372	$4,621	$20,306	$8,818

DEFINITIONS AND RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate.
(2) Efficiency ratio is "total noninterest expense" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully taxable equivalent basis," plus "total noninterest income," excluding "net impairment losses" and "net securities gains."

(3) Core efficiency ratio excludes from total revenue the impact of derivative mark-to-market and excludes from "total noninterest expense" the amortization of intangibles, unfunded commitment expense and any other unusual items deemed by management to not be related to normal operations, such as merger, acquisition and severance costs.

(4) Includes held for sale loans.
(5) Excludes held for sale loans.

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Core Efficiency Ratio:
Total Noninterest Expense	$38,696	$37,410	$40,257	$114,250	$120,745
Adjustments to Noninterest Expense:
Unfunded commitment reserve	503	(540)	(3)	(412)	738
Pennsylvania shares tax dispute	—	—	709	—	709
Intangible amortization	67	114	157	318	469
Severance	—	—	—	—	—
Merger and acquisition related	118	240	28	358	28
Loss on sale or writedown of assets	—	—	—	—	486
Noninterest Expense - Core	$38,008	$37,596	$39,366	$113,986	$118,315

Net interest income, fully tax equivalent	$50,569	$50,034	$47,568	$150,352	$142,763
Total noninterest income	16,994	15,558	15,505	46,267	46,043
Net securities (losses) gains	—	28	—	28	125
Total Revenue	$67,563	$65,564	$63,073	$196,591	$188,681

Adjustments to Revenue:
Derivative mark-to-market	470	(531)	(783)	(1,075)	(420)
Total Revenue - Core	$67,093	$66,095	$63,856	$197,666	$189,101

(3)Core Efficiency Ratio	56.65%	56.88%	61.65%	57.67%	62.57%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

DEFINITIONS AND RECONCILIATION OF NON-GAAP MEASURES

	September 30,	June 30,	September 30,
	2016	2016	2015
Tangible Equity:
Total shareholders' equity	$751,787	$741,786	$722,768
Less: intangible assets	165,349	165,481	162,625
Tangible Equity	586,438	576,305	560,143
Less: preferred stock	—	—	—
Tangible Common Equity	$586,438	$576,305	$560,143

Tangible Assets:
Total assets	$6,666,483	$6,749,821	$6,384,749
Less: intangible assets	165,349	165,481	162,625
Tangible Assets	$6,501,134	$6,584,340	$6,222,124

(6)Tangible Common Equity as a percentage of Tangible Assets	9.02%	8.75%	9.00%

Shares Outstanding at End of Period	88,992,007	88,949,995	88,961,268
(7)Tangible Book Value Per Common Share	$6.59	$6.48	$6.30

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Average Tangible Equity:
Total shareholders' equity	$748,078	$739,513	$718,178	$739,347	$716,200
Less: intangible assets	165,449	165,527	162,709	165,547	162,864
Tangible Equity	582,629	573,986	555,469	573,800	553,336
Less: preferred stock	—	—	—	—	—
Tangible Common Equity	$582,629	$573,986	$555,469	$573,800	$553,336

(8)Return on Average Tangible Common Equity	11.74%	8.41%	8.87%	9.70%	9.68%

Note: Management believes that it is a standard practice in the banking industry to present these non-GAAP measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.